EXHIBIT 99(f)

                  RIGHTCHOICE MANAGED CARE, INC. LETTERHEAD

For Further Information:
Clara Kinner (314) 923-6268
Deb Wiethop (314) 923-4767


                 RIGHTCHOICE REPORTS THIRD QUARTER NET PROFIT
                   Circuit Court Voids October 29 Order

ST. LOUIS, Nov. 5, 1998-RightCHOICE Managed Care, Inc. (NYSE: RIT) today reported a net profit for the third quarter of 1998 on continuing growth in revenues and controlled overhead. RightCHOICE had revenues of $189.8 million for the three months ended Sept. 30, 1998, up 5.2 percent from $180.5 million in the same period one year ago. Net income for the third quarter of 1998 was $515,000, or 3 cents per share, compared with a net loss of $3.5 million, or 19 cents per share, in the same period last year, excluding the third quarter 1997 provision for the Missouri Consolidated Health Care Plan (MCHCP) and a relocation charge. The company's pre-tax operating loss of $2.6 million in the third quarter of 1998 improved over a pre-tax operating loss of $8.5 million in the third quarter of 1997, excluding the MCHCP provision and relocation charge. (The pre-tax charge for MCHCP taken in the third quarter of 1997 was $29.5 million, which amounted to a net loss of $19.2 million or $1.03 per share on an after-tax basis.)
     For the nine months ended Sept. 30, 1998, RightCHOICE reported net income of $2.7 million, or 14 cents per share, compared with net income of $2.2 million, or 12 cents per share, for the same period last year, excluding the MCHCP charge and non-recurring charges such as the relocation.
     "We are pleased to see year-over-year improvement, which we attribute to higher premiums and controlled general and administrative expenses," said John A. O'Rourke, chairman, president and chief executive officer. "Our operating loss widened sequentially for the reasons we shared in our second quarter earnings report, most notably increases in medical expense trends and the company's seasonal trends."

                             - More -

     Increases in premiums and fees contributed to higher total revenues, despite lower underwritten membership, as the company continues its strategy of right pricing. Premium revenue increased 5.2 percent to $172.2 million in the third quarter of 1998, from $163.7 million in the same period a year ago. Fees and other income, primarily from HealthLink and other self-funded membership, increased 4.9 percent over the same period in 1997. Additionally, flat general and administrative (G&A) expense contributed to improved operating results in the third quarter of 1998 as compared to the third quarter of 1997.
     Higher medical costs and utilization increased health care services expenses by 3.2 percent, to $146.2 million from $141.7 million in the same period last year. The third quarter medical loss ratio (MLR) decreased to 84.9 percent from 86.5 percent in the same period last year. For the nine months of 1998, the MLR was 83.7 percent, compared with 84.4 percent in the same period last year.

SETTLEMENT AGREEMENT UPDATE
     On Sept. 20, 1998, RightCHOICE and its parent company, Blue Cross and Blue Shield of Missouri (BCBSMo), along with the Missouri Attorney General and the Missouri Department of Insurance, announced a settlement agreement for the resolution of litigation and regulatory issues pending against the company and its parent. If approved by the court and consummated in accordance with its terms, the settlement will resolve all outstanding litigation and regulatory issues with the state and create a charitable foundation that would be managed by an independent board of directors.
     On Oct. 29, 1998, Cole County Circuit Judge Thomas Brown III issued an order that named a temporary receiver/custodian for the shares of RightCHOICE stock owned by BCBSMo. The court took the action "on its own motion" and cited concerns about the fairness of the settlement, alleged conflicts of interest and the need for an independent examination of the proposed settlement agreement and related issues. The order did not constitute the appointment of a receiver/custodian over the operations of either RightCHOICE or Blue Cross.
     On Nov. 4, 1998, the Circuit Court voided ab initio, or "from the beginning," its Oct. 29 order appointing a temporary receiver/custodian for the Blue Cross and Blue Shield of Missouri shares of RightCHOICE stock.
                          - More -

     The court acknowledged that the effect of the Oct. 29 order on the Blue Cross and Blue Shield license was unintended, and consistent with the court's desire to preserve the value of RightCHOICE stock and other non-profit assets, the court appointed a special master to advise the court and review the proposed settlement. The special master will be advised by attorneys and financial advisers.
     The effect of the court's Nov. 4 action voided the Oct. 29 order as if it never existed. Accordingly, the company believes that the Blue Cross and Blue Shield license agreements continue uninterrupted in full force and effect, and the company continues in compliance with its credit facility covenants. The special master has expressed his interest in ensuring that the company continue its business in the normal course during his review.

STRATEGIC REALIGNMENT TO CONTROL G&A EXPENSES
     The company announced today a strategic realignment of business operations to control overall G&A expenses going into 1999. By reducing personnel and other administrative expenses, the company plans to offset anticipated 1999 increases in non-cash items, such as depreciation and amortization, as well as investments in promising business areas that include participation in the Health Care Financing Administration's new Medicare+Choice program in the St. Louis area for 1999 and further expansion of the HealthLink network in regions outside Missouri.
     The realignment plan calls for the reduction by mid-1999 of approximately 135 positions, or 7.5 percent of the company's workforce. The first phase of the plan eliminated 23 percent of the positions immediately, with an additional 26 percent of the positions to be eliminated by the end of the year. The remaining positions will be eliminated by June 1999, through strategic reductions and attrition, offset to a small degree by positions added in the growing business areas referenced above.
     Other elements of the realignment plan include reductions in key G&A cost areas, including the use of outside consultants; changes in employee health care benefits; software costs; and travel, entertainment and other expenses.
     The company will record a $900,000 charge in the fourth quarter of 1998 related to anticipated realignment expenses.
                           - More -

     "For us to remain competitive, we must invest in our business strengths and keep our administrative costs in check," O'Rourke stated. "Unfortunately, the realignment also meant the loss of jobs within some of the areas we're streamlining. We're providing those employees with severance, outplacement assistance and other support. We have strived for a realignment that minimizes the impact on our members and health care providers, and positions RightCHOICE to grow."
     The company reduced the G&A expense ratio to 20.3 percent of revenues in the third quarter of 1998, compared with 22.0 percent in the same period last year, as general and administrative expenses, including depreciation and amortization, were generally flat at $38.5 million compared with $39.8 million in the same period of 1997. G&A includes both general overhead and investments in ongoing corporate initiatives, such as the multi-year plan for improving information and operating systems and programming to accommodate the year 2000. The G&A expense ratio for the first nine months of 1998 was 20.8 percent compared with
22.5 percent in the comparable period last year.
     "Our continuing focus on administrative costs follows on our success in reducing G&A, both on a comparative year-to-year basis, and sequentially throughout 1998," O'Rourke said.
     Excluding depreciation and amortization, the adjusted G&A ratio also decreased to 17.7 percent for the third quarter of 1998 from 19.1 percent in the same period of 1997. The adjusted G&A ratio for the first nine months of 1998 was 18.3 percent compared with 19.5 percent for the same period last year.

MEMBERSHIP
     Overall membership increased 8.8 percent from third quarter 1997 to third quarter 1998, with growth primarily from HealthLink. Underwritten membership at Sept. 30, 1998, decreased to 471,000 members from 496,000 members at Sept. 30, 1997, or 5.1 percent. Approximately 45 percent of the decrease came from underwritten membership reductions in the Alliance preferred provider organization (PPO) program. The company also saw decreases in the point-of-service (POS) and health maintenance organization (HMO) programs.
                        - More -

     The company's right pricing strategy has continued to be generally accepted in the market. The focus of the strategy is to improve the medical loss ratio of under-performing groups, or alternatively exit those books of business.

OUTLOOK
  The company's performance outlook for the full year 1998 remains:
     Average annual premium revenue growth rate per member per month in the 9 percent to 10 percent range.

     Medical cost per member per month trend increase in the 7 percent to 9 percent range, and an MLR in the mid-80s for the year.

     Maintaining the G&A expense ratio in the low 20s, inclusive of non-cash amortization expense for corporate initiatives and year 2000 programming expenses.

     "A number of our 1998 initiatives are proving to be quite successful, and will position RightCHOICE for increased competitiveness, growth and profitability in 1999," O'Rourke stated. "By streamlining our emerging markets group, we created a more efficient sales process and higher close rates for small groups; our proposal activity in the strategic/middle market group is at a two-year high, and has already resulted in a number of key employers selecting our programs over our competitors for January 1 enrollment; our national BlueCard PPO program has positioned us solidly with large groups and our service improvements on BlueCard and other national accounts have garnered `best practices' recognition at a national level within the BlueCard system; we completed all documentation and the required site visit from the National Committee for Quality Assurance (NCQA) and anticipate hearing about possible HMO accreditation during the first quarter of 1999."
     Addressing the challenges of escalating health care costs, O'Rourke noted that the company's three-tier pharmacy benefit program has achieved 20 percent penetration of underwritten members through the end of the third quarter. Continuing conversion and new enrollment to that drug benefit program, changes in the administration of pre-certification requirements and other provider contracting activity should contribute to keeping the medical cost trend at projected levels.
                             - More -

SAFE HARBOR STATEMENT
     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Estimates and other statements set forth herein that are not historical facts are forward-looking statements that involve risks and uncertainties.
These risks and uncertainties include, but are not limited to: the possibility that court approval of the final settlement agreement, referenced above, that would resolve the outstanding litigation and regulatory issues between the state and RightCHOICE would not be obtained, or if obtained, could include conditions that are not acceptable to the parties; the possibility that all remaining contingencies and conditions to the parties' obligations to effect the proposed settlement transaction would not be met or otherwise satisfied; governmental and regulatory action or legislation; pending litigation; actions by the Blue Cross and Blue Shield Association relating to the license to use the Blue Cross and Blue Shield names, trademarks and service marks; market competition and consolidation; escalating health care costs; dependence on sales to individuals; recontracting efforts and potential of non-renewal of subscriber and provider agreements; voting control by the parent company; variability of operating results and stock price; and additional factors and other risks detailed in the company's Securities and Exchange Commission filings.
     RightCHOICE Managed Care Inc. and its parent company, Blue Cross and Blue Shield of Missouri, are the largest providers of health care benefits in Missouri.
                             #  #  #
FINANCIAL TABLES FOLLOW

RightCHOICE Managed Care, Inc.
Consolidated Financial and Operating Results
(Unaudited; amounts in thousands except shares, per share and operating data)

THREE MONTHS ENDED
SEPTEMBER 30,                          1998         1997
Premium revenues:
   Alliance PPO                  $   48,583   $   48,038
   AllianceChoice POS                38,356       32,687
   HMO (includes other POS)          49,604       46,515
   Medicare supplement               23,568       24,064
   Managed indemnity                  1,669        2,682
   Other specialty services          10,432        9,740
   Total premium revenues           172,212      163,726
Fees and other income                17,592       16,766
   Total revenues                   189,804      180,492
Operating expenses:
   Health care services             146,209      141,669
   Commissions                        7,637        7,524
   General and administrative        33,647       34,539
   Depreciation and amortization      4,891        5,243
   Charge for loss reserves               0       29,510
   Charges for relocation                 0           74
   Total operating expenses         192,384      218,559
Operating loss                       (2,580)     (38,067)
Investment income, net:
   Interest and dividends             3,174        4,262
   Realized gains, net                1,888          524
   Total investment income, net       5,062        4,786
Interest expense                     (1,100)      (1,056)
Other expense                          (104)        (185)
Income tax expense (benefit)            763      (11,766)
Net income (loss)                $      515   $  (22,756)
Basic and diluted earnings (loss)
   per share                     $     0.03   $    (1.22)
Weighted average common shares   18,672,000   18,672,000
OPERATING DATA:
Membership at end of period
   Underwritten:
      Alliance PPO                  141,297      152,502
      AllianceChoice POS            128,712      130,773
      HMO (includes other POS)      138,736      142,126
      Medicare supplement            58,752       63,469
      Managed indemnity               3,499        7,515
   Self-funded:
      PPO                            45,445       90,137
      HMO                            12,235       13,471
      ASO (includes HealthLink):
       Workers' Compensation        432,786      340,222
       Other ASO                  1,130,068      982,915
      Total                       2,091,530    1,923,130
Medical loss ratio                    84.9%        86.5%
G&A ratio                             20.3%        22.0%
Adjusted G&A ratio (excluding
      depreciation and amortization)  17.7%        19.1%

AS OF SEPTEMBER 30,                    1998         1997
Book value per share             $     7.76   $     7.79
Tangible book value per share    $     3.73   $     3.42

NOTE: Health care services expense includes credit for amortization of the September 1997 provision for losses on a single contract.

RightCHOICE Managed Care, Inc.
Consolidated Financial and Operating Results
(Unaudited; amounts in thousands except shares, per share and operating data)

NINE MONTHS ENDED
SEPTEMBER 30,                          1998         1997
Premium revenues:
   Alliance PPO                  $  143,716   $  150,102
   AllianceChoice POS               112,099       90,517
   HMO (includes other POS)         153,750      133,277
   Medicare supplement               71,816       73,522
   Managed indemnity                  6,335        9,949
   Other specialty services          31,855       28,347
   Total premium revenues           519,571      485,714
Fees and other income                53,903       47,241
   Total revenues                   573,474      532,955
Operating expenses:
   Health care services             435,037      410,126
   Commissions                       23,707       21,879
   General and administrative       105,071      104,092
   Depreciation and amortization     14,103       15,645
   Charge for loss reserves               0       29,510
   Charges for relocation                 0        2,970
   Total operating expenses         577,918      584,222
Operating loss                       (4,444)     (51,267)
Investment income, net:
   Interest and dividends            10,831       12,008
   Realized gains, net                2,587       16,584
   Total investment income, net      13,418       28,592
Interest expense                     (3,376)      (3,378)
Other expense, net                     (130)        (488)
Income tax expense (benefit)          2,783       (7,668)
Net income (loss)                $    2,685   $  (18,873)
Basic and diluted earnings (loss)
   per share                     $     0.14   $    (1.01)
Weighted average common shares   18,672,000   18,673,000

OPERATING DATA:
Medical loss ratio                    83.7%        84.4%
G&A ratio                             20.8%        22.5%
Adjusted G&A ratio (excluding
   depreciation and amortization)     18.3%        19.5%

NOTE: Health care services expense includes credit for amortization of the September 1997 provision for losses on a single contract.

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